Exhibit 8.1

DINSMORE & SHOHL LLP 191 West Nationwide Boulevard, Suite 300 Columbus, OH 43215 www.dinsmore.com

Christopher M. Hammond (614) 628-6960 (direct) • (614) 628-6890 (fax) christopher.hammond@dinsmore.com

April 4, 2022

Civista Bancshares, Inc.

100 East Water Street

Sandusky, Ohio 44870

Re:    Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as counsel to Civista Bancshares, Inc., an Ohio corporation (“Civista”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of January 10, 2022 (the “Agreement”), by and between Civista and Comunibanc Corp., an Ohio corporation (“Comunibanc”), pursuant to which Comunibanc will merge with and into Civista with Civista surviving that merger (the “Merger”), as more fully described in the Registration Statement on Form S-4, including a proxy statement/prospectus (the “Registration Statement”), filed by Civista with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This legal opinion is being delivered to you in connection with the consummation of the Merger.

In rendering this opinion, we have reviewed and with your consent, and without independent verification or investigation, relied upon the originals or certified, conformed, or reproduction copies of the following documents (including all exhibits and schedules thereto): (i) the Agreement; (ii) the Registration Statement; (iii) statements, representations, and certifications made to us by Civista and Comunibanc (the “Tax Certificates”); and (iv) such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (all of such documents in clauses (i) through (iv) being, collectively, the “Documents”).

Assumptions and Representations

In connection with rendering this opinion and our review of the Documents, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof) that:

1. All signatures contained in the Documents are genuine, all Documents submitted to us as originals are authentic, all Documents submitted to us as copies are uniform with authentic originals, all draft versions of Documents submitted to us conform to corresponding final versions, none of the Documents have been amended or modified, all of the Documents are in full force and effect in accordance with the terms thereof, all information contained in each of the Documents is accurate and completely describes all material facts relevant to our opinion, there are no other documents which affect the opinion hereinafter set forth, and the Documents reflect the entire agreement of the parties with respect to the Merger.

April 4, 2022

2. All representations, warranties, and statements made or agreed to by Civista or Comunibanc or by their managements, employees, officers, directors, or stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, (ii) those set forth in the Registration Statement, or (iii) those set forth in the Tax Certificates, are, or will be, true, complete, and accurate at all relevant times. Any representation, warranty, or statement made “to the knowledge” or similarly qualified will be, true, complete, and accurate at all relevant times as if made without such qualification. Neither Civista nor Comunibanc will notify us at or before the effective time of the Merger that any representation, warranty, or representation made in the Tax Certificates is no longer complete or accurate.

3. There has been (or will be by the effective time of the Merger) due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness thereof and all Documents will be binding upon all parties thereto. The Merger will be consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof, and as described in the Registration Statement. None of the parties will take any action, or omit from taking any action, after the effective time of the Merger that would cause the Merger not to qualify as a “reorganization” within the meaning set forth in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, following the Merger, the parties and holders of Comunibanc common stock receiving Civista common stock in exchange for any of such holder’s Comunibanc common stock will comply with the record-keeping and information requirements of Section 1.368-3 of the Treasury Department regulations promulgated under the Code, including, without limitation, the filing of a statement by each holder of Comunibanc common stock that is a “significant holder” with that holder’s U.S. federal income tax return in accordance with Section 1.368-3(b) of the Treasury Department regulations promulgated under the Code.

Opinion—U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that:

1. The Merger will constitute a “reorganization” within the meaning set forth in Section 368(a) of the Code.

2. Each of Civista and Comunibanc will be a “party to the reorganization” within the meaning set forth in Section 368(b) of the Code.

3. No gain or loss will be recognized by Civista or Comunibanc as a result of the Merger under Sections 361(a) and 1032 of the Code.

4. The tax basis of the assets of Comunibanc in the hands of Civista will be the same as the tax basis of such assets in the hands of Comunibanc immediately prior to the Merger under Section 362(b) of the Code.

5. The holding period of the assets of Comunibanc to be received by Civista will include the period during which such assets were held by Comunibanc under Section 1223(2) of the Code.

April 4, 2022

6. A U.S. holder of Comunibanc common stock receiving both cash and Civista common stock in exchange for such holder’s Comunibanc common stock (not including any cash received in lieu of fractional shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional shares), under Section 356 of the Code. Under Commissioner v Clark, 489 U.S. 726 (1989) and Internal Revenue Service Rev. Rul. 93-61, 1993-2 C.B. 118, for purposes of determining the character of this gain, such holder will be treated as having received only Civista common stock in exchange for such holder’s Comunibanc common stock and as having redeemed immediately a portion of such Civista common stock for the cash received (excluding any cash received in lieu of fractional shares), with the tax effects of the resulting gain being analyzed in accordance with the principles set forth in Paragraph 9 below.

7. A U.S. holder of Comunibanc common stock receiving cash in lieu of fractional Civista common stock will, subject to the provisions and limitations of Section 302 of the Code, recognize gain or loss as if such fractional Civista common stock was distributed as part of the Merger and then redeemed by Civista under Sections 302 and 1001 of the Code in accordance with Internal Revenue Service Rev. Rul. 66-365, 1966-2 C.B. 116.

8. A U.S. holder of Comunibanc common stock who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its Comunibanc common stock will, subject to the provisions and limitations of Section 302 of the Code, recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Comunibanc common stock under Sections 302 and 1001 of the Code.

9. Any resulting gain will be capital gain if the Comunibanc common stock was held as a capital asset at the time of the Merger and, specifically, long-term capital gain if such U.S. holder’s holding period with respect to such Comunibanc common stock is greater than one year under Sections 1221 through 1223 of the Code, unless otherwise treated as a distribution to which Section 301 of the Code applies (and, thereunder, potentially as a dividend) under Section 302(d) of the Code or as a dividend under Section 356(a)(2) of the Code.

10. The aggregate tax basis of Civista common stock received by a U.S. holder of Comunibanc common stock in the Merger (including fractional Civista common stock, if any, deemed to be issued and redeemed by Civista), will be equal to the aggregate tax basis of the Comunibanc common stock surrendered in exchange therefor in the Merger, reduced by the amount of cash received by the holder in the Merger (excluding cash received in lieu of fractional shares), and increased by the amount of gain recognized by the holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional Civista common stock), under Section 358(a)(1) of the Code.

11. The holding period of the Civista common stock received by a U.S. holder of Comunibanc common stock will include the period during which the Comunibanc common stock surrendered in exchange therefor was held, provided the Comunibanc common stock was a capital asset in the hands of the holder at the time of the Merger under Section 1223(1) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code, the Treasury Department regulations promulgated thereunder, and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the United States Internal Revenue Service in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives such a ruling), and published rulings and procedures as they now exist. These authorities are all subject to change and there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold

April 4, 2022

contrary to such opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Neither Civista nor Comunibanc has requested a ruling from the Internal Revenue Service (and no ruling will be sought) as to any of the tax consequences addressed in this opinion. We undertake no responsibility to update this opinion or to advise you of any new developments in the law after the effective time of the Merger.

2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Furthermore, this letter does not address and expresses no opinion with respect to: (i) any non-tax issues such as corporate law or securities law matters; (ii) the tax treatment of any conditions existing at the time of, or effects resulting from, transactions that are not specifically addressed herein; (iii) the tax treatment of persons who are not within the definition of “U.S. holder” under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement; or (iv) whether the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to Civista, Comunibanc, or the U.S. holders of Comunibanc common stock.

3. This opinion is based upon the description of the contemplated transactions as set forth in the Documents. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Documents or to any transaction whatsoever, including the Merger, if all the transactions described in the Documents are not consummated in accordance with the terms and conditions of the Documents and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements, and assumptions upon which we have relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

The opinion expressed herein is furnished to Civista pursuant to and in compliance with Section 3.03(c) of the Agreement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ DINSMORE & SHOHL LLP

DINSMORE & SHOHL LLP